Exhibit 10.2

TCF PERFORMANCE-BASED COMPENSATION POLICY FOR

COVERED EXECUTIVE OFFICERS

(As approved effective January 1, 2013)

1.                                      Purpose.  The purpose of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the “Policy”) is to establish one or more performance goals for payment of incentive compensation (other than stock options and performance stock awarded under the TCF Financial Incentive Stock Program) and the maximum amount of such incentive compensation that may be paid to certain executive officers.  It is the intention of TCF Financial Corporation (the “Corporation”) that incentive compensation awarded to each Covered Executive Officer (as defined below) pursuant to the Policy for the taxable year commencing January 1, 2013 and each taxable year thereafter be deductible by the Corporation for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings published relating thereto (the “Code”).

2.                                      Covered Executive Officers. This Policy shall apply to the Covered Executive Officers – the Chief Executive Officer of the Corporation and the other individuals who, on the last day of the applicable taxable year, were among the three highest compensated executive officers (other than the Chief Executive Officer) of the Corporation. Whether an individual is among the three highest compensated executive officers shall be determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.

3.                                      Incentive Compensation Award/Establishment of Performance Goals.  An incentive compensation award to a Covered Executive Officer pursuant to this Policy may be paid in the form of cash, stock, or restricted stock, or any combination thereof.  Payment of incentive compensation awards to a Covered Executive Officer under this Policy will be contingent upon the attainment of the performance goal or goals in the Performance Period established for such Covered Executive Officer by the Committee as provided herein.  The Committee shall approve such awards and shall retain the discretion to reduce, defer or eliminate the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal.

Each year the Committee shall select the individuals, if any, to be Covered Executive Officers for that year in addition to the Chief Executive Officer and shall establish in writing one or more performance goals to be attained (which performance goals may be stated as alternative performance goals) for a Performance Period for each Covered Executive Officer on or before the latest date permitted under Section 162(m) of the Code (currently the ninetieth (90th) day of the Performance Period where the Performance Period is the calendar year).  Performance goals may be based on any one or more of the following business criteria as the Committee may select:

•                  Basic earnings per common share;

•                  Pre-tax net income

•                  Diluted earnings per common share;

•                  Net income;

•                  Net income available to common;

•                  Net interest income;

•                  Non-interest income;

•                  General and administrative expense to average assets ratio;

•                  Pre-tax, pre-provision return on assets;

•                  Non-interest income to average assets;

•                  Return on average assets;

•                  Net interest margin;

•                  Deposit growth;

•                  Return on average stockholders’ equity;

•                  Return on average tangible stockholders’ equity;

•                  Core earnings;

•                  Provision for loan and lease losses;

•                  Provision for loan and lease losses to average assets;

•                  Net interest rate spread;

•                  Loan production volume;

•                  Non-performing assets;

•                  Classified assets;

•                  Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; and

•                  Any combination of the foregoing

The performance goals may be expressed on an absolute and/or relative basis, or a before or after tax basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Corporation and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-recurring or other specifically identified items.

The maximum amount or value that may be paid with respect to an incentive compensation award for any Performance Period to the Chief Executive Officer shall not exceed 2% of the Corporation’s pre-tax net income (excluding extraordinary items) as determined under GAAP.  The maximum amount or value that may be paid with respect to an incentive compensation award for any Performance Period to any other Covered Executive Officer shall not exceed 1% of the Corporation’s pre-tax net income (excluding extraordinary items) as determined under GAAP.

4.                                      Definitions.

The term “Performance Period” shall mean a calendar year, commencing January 1 and ending December 31 or such other period as designated by the Committee which is permissible under the Code, including but not limited to calendar quarter(s) or multiple years.

Those performance goals which have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Corporation on the date on which the performance goal is established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the performance goal.

5.                                      Calculations.  Calculations made pursuant to this Policy shall be made in accordance with procedures reasonably designed to implement its terms.

6.                                     Applicability of Certain Provisions of Other Plans.  An incentive compensation award paid in stock or restricted stock pursuant to this Policy shall be governed by the provisions (other than provisions with respect to the computation of such award) of the plan under which the award was made.  Deferral of an incentive compensation award paid in cash under this Policy may be made pursuant to the provisions of the Corporation’s deferred compensation plan, subject to any restrictions under applicable law.

7.                                      Effective Date; Amendment and Termination.  This approved Policy shall be effective as of January 1, 2013; and shall be submitted for approval by the stockholders of the Corporation at the 2013 stockholders annual meeting.  The Committee may at any time terminate or suspend this Policy, or amend or modify this Policy, in each case without further approval by the stockholders, except to the extent required by Section 162(m) of the Code.  In addition, the Committee has all discretion and authority necessary or appropriate to administer the Policy and the awards, including, but not limited to, the power to interpret the Policy, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable in the administration of the Policy and the awards, and all such determinations shall be final and binding upon all Covered Executive Officers and all persons having an interest in the Policy.

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